Exhibit 99

News From

HEALTHSOUTH

                                                           FOR IMMEDIATE RELEASE
                                                           August 12, 2003

        HEALTHSOUTH MAKES $117 MILLION PAYMENT FOR ALL PAST DUE INTEREST
              CURRENTLY OUTSTANDING TO ITS LENDERS AND NOTEHOLDERS

         Announces Discussions To Pursue Exchange Offer For Convertible
                 Subordinated Debentures, Subject To Consent Of
                       Bank Lenders And Other Noteholders

BIRMINGHAM, ALABAMA - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced that, as a result of its improving liquidity from its operations and asset sales, the Company has paid $117 million, representing all past due interest currently owed under the Company's various borrowing agreements. The Company said it currently intends to pay upcoming interest payments.

The Company also announced that it has initiated discussions regarding an exchange offer for its 3.25% Convertible Subordinated Debentures ("Convertible Subordinated Debentures") which matured on April 1, 2003. A term sheet for the proposed exchange offer was circulated last week to advisors to the holders of the Company's Convertible Subordinated Debentures. The Company owes approximately $344 million in principal to holders of its Convertible Subordinated Debentures. The Company expects the exchange offer to be conditioned upon, among other things, obtaining the requisite consents from its bank lenders and other noteholders.

"With these interest payments, we have fulfilled not only a legal but also a moral obligation to our bank lenders and noteholders," said Joel C. Gordon, HealthSouth's Interim Chairman. "We appreciate the time our bank lenders and noteholders have given us to address our financial situation. Thanks to their support and patience, in just five months, we have been able to strengthen and improve our liquidity while protecting and supporting our core clinical and patient operations."

"We also believe today's announcement, in conjunction with the proposed exchange offer, will help further restore our financial credibility. In turn, we believe this will help to enhance HealthSouth's ability to make operational improvements and implement growth initiatives," concluded Gordon.

HealthSouth said that it had $445 million of cash prior to the above interest payments. This balance does not include any proceeds from pending asset sales.

Credit Suisse First Boston LLC is serving as financial advisor to HealthSouth.



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HealthSouth is the nation's largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations in all 50 states and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. HEALTHSOUTH's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into our financial reporting and related activity calling into question the accuracy of our previously filed financial statements; our statement that as a result of the investigations, our previously filed financial statements should no longer be relied upon and may result in us restating our prior financial statements; the withdrawal by our former accountants of their audit reports on all of our previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in our management team; our ability to successfully amend, restructure and/or renegotiate our existing indebtedness or cure or receive a waiver of the events of default under such agreements, the failure of which may result in our filing of a voluntary petition for bankruptcy; our ability to continue to operate in the ordinary course and manage our relationships with our creditors, including our lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for our services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to or delays in the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and our response thereto; our ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in our SEC filings and other public announcements.

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           For more information contact Andy Brimmer at 205-410-2777.